Exhibit 8.01

LIST OF SUBSIDIARIES OF AFYA LIMITED

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Afya Participações S.A.	Brazil
CBB Web Serviços e Transmissões On Line S.A.(*)	Brazil
Centro de Ciências em Saúde de Itajubá S.A.	Brazil
Centro Integrado de Saúde de Teresina Ltda.	Brazil
ESMC Educação Superior Ltda.	Brazil
FADEP – Faculdade Educacional de Pato Branco Ltda.	Brazil
IESP—Instituto de Ensino Superior do Piauí S.A.	Brazil
Instituto de Educação Superior do Vale do Parnaíba S.A.	Brazil
Instituto de Pesquisa e Ensino Médico do Estado de Minas Gerais Ltda.	Brazil
Instituto Educacional Santo Agostinho S.A.	Brazil
Instituto Paraense de Educação e Cultura Ltda.	Brazil
IPTAN—Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.	Brazil
ITPAC Porto Nacional—Instituto Tocantinense Presidente Antônio Carlos S.A	Brazil
ITPAC—Instituto Tocantinense Presidente Antônio Carlos S.A	Brazil
União Educacional do Vale do Aço S.A	Brazil
Medcel Editora e Eventos S.A.	Brazil
RD Administração e Participações Ltda. (**)	Brazil
Sociedade Universitária Redentor S.A	Brazil
Centro Universitário São Lucas Ltda.	Brazil
PEBMED Instituição de Pesquisa Médica e Serviços Tecnológicos da Área da Saúde S.A.	Brazil
Faculdade de Ensino Superior da Amazônia Reunida	Brazil
MedPhone Tecnologia em Saúde Ltda.	Brazil
Faculdade de Ciências Médicas da Paraíba	Brazil
iClinic Participações S.A.	Brazil
iClinic Desenvolvimento de Software Ltda.	Brazil
Black River Brazil Participações S.A.	Brazil
Medicinae Solutions S.A.	Brazil
Medical Harbour Aparelhos Médico-Hospitalares e Serviços em Tecnologia Ltda.	Brazil
Cliquefarma Drogarias Online Ltda.	Brazil

(*) CBBW was merged by Medcel on May 1, 2020

(**) RD Administração e Participações Ltda was merged by Afya Participações S.A. (Afya Brazil) on December 15, 2020